Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Media Contact:

Rose Cummings

704.602.7304

rcummings@fairpoint.com

FAIRPOINT COMMUNICATIONS FILES MOTION SEEKING U.S. BANKRUPTCY COURT APPROVAL OF PAUL H. SUNU

AS NEW CHIEF EXECUTIVE OFFICER

CHARLOTTE, N.C. (August 16, 2010) In a motion filed today in U.S. Bankruptcy Court for the southern district of New York, FairPoint Communications, Inc. (the Company) is seeking approval of the appointment of Paul H. Sunu as Chief Executive Officer of the Company. Sunu will replace David L. Hauser as CEO. Hauser will remain a consultant to the Company until its emergence from Chapter 11. Provided the U.S. Bankruptcy Court approves both Hauser’s consulting agreement and Sunu’s proposed employment agreement, Hauser will resign and Sunu will commence his duties as CEO.

Provided the U.S. Bankruptcy Court approves the various agreements, J. Bonnie Newman, lead director of the Company’s board of directors, will become chairperson of the board of directors. Newman, of Portsmouth, New Hampshire, has served as lead director since October 2007. Sunu will also be appointed to the Company’s board of directors.

“As we begin to plan for emergence from Chapter 11, Paul’s extensive telecommunications experience will be a great benefit to FairPoint. David has done an excellent job over the past year guiding the Company through the restructuring process. Now Paul’s telecommunications skill set will drive excellence in performance and profitability as we emerge from Chapter 11,” stated Newman.  “Building on the positive momentum over the past several months, the Company looks forward to better serving its customers and providing increased services and new products throughout its markets,” Newman added.

The Company is awaiting certain approvals from the Federal Communications Commission and from the Public Service Board of Vermont before it can emerge from Chapter 11. Approvals from the appropriate regulatory bodies in New Hampshire, Illinois, Maine, New York and Virginia have already been received.

Paul H. Sunu, 54, most recently served as Chief Financial Officer (CFO) of Hargray Communications Group, a provider of voice, high-speed data and video services, since 2008. He previously was CFO of Hawaiian Telcom (2007-2008) and before that he was managing director and CFO of Madison River Communications (1996-2007), where he was also one of the company’s founders. Sunu began his career with Arthur Young & Company in Chicago, and then spent the better part of two decades at tax, investment and management consulting firms. He serves on the board of directors of Integra Telcom. He received a Bachelor of Arts degree in political science from the University of Illinois and a Juris Doctor degree from the University of Illinois - College of Law.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. Learn more at www.FairPoint.com.

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